Exhibit 99.1

Newsy expanding into cable distribution
with purchase of cable network subscribers
The next-generation news network expects to be available
in about 40 million homes by the end of next year

For immediate release
September 6, 2017

CINCINNATI - Capitalizing on its momentum in over-the-top television, Newsy, the national news network focused on millennial audiences, has launched a major expansion into the cable and satellite marketplace, kicked off by The E.W. Scripps Company’s (NYSE: SSP) acquisition of carriage contracts from the Retirement Living Television (RLTV) cable network.

Scripps will take over RLTV’s carriage agreements for about 26 million subscribers and reprogram the network with Newsy’s lineup of shows already available on major OTT services including YouTubeTV and SlingTV. The transition from RLTV to Newsy will begin over the next few months, and Newsy expects to expand its reach to about 40 million cable and satellite subscribers by the end of 2018.

The acquisition’s purchase price is based on the number of subscribers that come under contract with the cable companies and convert to Newsy. The final purchase price could be up to $23 million, no more than 93 cents per subscriber.

“Newsy has already made a name for itself among millennial news consumers who rely on over-the- top television. Now we’ll be reaching Americans with cable and satellite service who are looking for a fresh approach to news coverage,” said Adam Symson, president and CEO of Scripps. “This expanded reach for our advertising business alongside carriage fees furthers our strategy to develop Newsy as a prominent multi-platform news network with dual revenue streams.”

Newsy features in-depth coverage of the day’s top world and U.S. news stories, crafted by and for millennials. Newsy’s storytelling is wrapped into a new original programming lineup that includes the evening newsmagazine “The Why,” and soon will include the morning show “The Day Ahead” and the newsmaker spotlight program “30 Minutes With.” Newsy’s programming strategy reflects its signature approach - insight, context and sources focused on solutions. Newsy’s OTT programming has garnered a loyal audience of 18-34-year-olds.

“Younger audiences are looking for the coverage with context that Newsy delivers,” said Laura Tomlin, senior vice president of national media for Scripps. “Cable and satellite companies are seeking programming like Newsy to grow their subscriber base with younger viewers - a demographic that mainstream cable news outlets have struggled to capture.”

Scripps will be discussing the Newsy expansion strategy as part of its Investor and Media Day this morning from 9-11 a.m. at the Warwick Hotel in New York. A presenter-led slide presentation will be available live and on replay at scripps.com.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of local and national digital journalism and content businesses, including Newsy, the next-generation national news network; and podcast industry leader Midroll Media. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media Contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, kari.wethington@scripps.com